EXHIBIT 99.1

For Immediate Release

JANEL WORLD TRADE, LTD.
ANNOUNCES SECOND QUARTER OPERATING RESULTS

JAMAICA, New York (May 16, 2008) - Janel World Trade, Ltd. (OTC BB: JLWT), a full-service global provider of integrated logistics services, today announced its operating results for the second quarter and first half of FY2008.

For the three months ended March 31, 2008, the Company’s revenue was largely unchanged from the prior-year period at approximately $18.3 million. Net revenue (revenue minus forwarding expenses) rose 16% to $2,326,981 in the second quarter of FY2008, versus $1,963,263 in the three months ended March 31, 2007. The Company reported a net loss available to common shareholders of ($166,570), or ($0.001) per diluted share, in the most recent quarter, compared with net income available to common shareholders of $33,685, or $0.005 per diluted share, in the second quarter of FY2007. The decrease in profitability was primarily due to a $161,813 increase in non-cash amortization of intangible assets, $10,797 in higher depreciation expense, a $29,343 increase in interest expense, and a $455,521 increase in SG&A expenses, partially offset by a $405,347 decline in forwarding expenses. EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $22,713 in the three months ended March 31, 2008, versus $83,699 in the corresponding period of the previous fiscal year. (Note: See table at end of this release for a reconciliation of EBITDA with GAAP information.)

For the six months ended March 31, 2008, the Company’s revenue increased 9.5% to approximately $38.3 million, compared with approximately $35.0 million in the first half of FY2007. Net revenue increased 25% to $4,865,864 in the first half of FY2008, compared with $3,886,878 in the six months ended March 31, 2007. The Company reported a net loss available to common shareholders of ($148,271), or ($0.001) per diluted share, in the six months ended March 31, 2008, compared with net income available to common shareholders of $85,883, or $0.005 per diluted share, in the corresponding period of the previous year. The decrease in profitability was primarily due to a $323,625 increase in non-cash amortization of intangible assets, $26,043 in higher depreciation expense, a $62,797 increase in interest expense, and a $911,885 increase in SG&A expenses, partially offset by an increase in net revenue. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 50% to $291,631 in the six months ended March 31, 2008, versus $194,153 in the first half of the previous fiscal year.

“Overall shipping activity by our customers during the second quarter was relatively flat, but our net revenue improved 16% due to a more profitable mix of business than in the prior-year period,” stated James N. Jannello, Chief Executive Officer of the Company. “Revenue from our wholly-owned Order Logistics, Inc. (“OL”) subsidiary suffered temporarily during the most recent quarter, because we closed down OL’s office in South Carolina and relocated all of the subsidiary’s activities to a new IT headquarters facility just outside of Chicago. We expect OL’s revenue ‘run rate’ to pick up in the second half of the year, based upon the amount of potential business in the ‘pipeline’ at the present time.”

“We are pleased with the operational performance of the Company during a period of softness in global trade that is partly due to a slowing economy in the United States. Our 50% increase in EBITDA during the first half of Fiscal 2008, when compared with the year-earlier period, was quite respectable in the current business environment. However, our ‘bottom line’ was penalized by higher interest expense, non-cash amortization and depreciation charges, and SG&A expenses associated with our new Order Logistics subsidiary. Such expenses accounted for more than the entire pretax loss reported for the six months ended March 31, 2008.”

“Looking forward, we are cautiously optimistic regarding the outlook for the second half of the fiscal year,” continued Jannello. “We are aggressively pursuing business opportunities in new markets, such as Guatemala, Honduras and El Salvador, where export activity remains strong. We are also expanding our USA Export logistical capabilities due to the weakness in the U.S. Dollar, which allows American-made products to be more competitive in foreign markets. Our ability to provide U.S. exporters with both Air and Ocean Transportation services allows Janel to take advantage of this trend.”

“In terms of strategic positioning for long-term growth, we are expanding our Sourcing capabilities, wherein we can assist U.S. customers seeking to outsource production or extend their supply chains in the Far East. Such services range from helping customers locate manufacturing facilities in China, to securing warehouse locations, managing governmental relationships, and generally providing a smooth transition from domestic to international sourcing of products and merchandise.”

“Finally, we are beginning to introduce Janel’s traditional customer base to our new Order Logistics division and its ability to provide a ‘total logistics and information management solution’ to importers and exporters on a global scale. We believe such cross-marketing opportunities hold significant promise for the Company and its long-term growth strategy,” concluded Jannello.

About Order Logistics, Inc.

Order Logistics, Inc., a wholly-owned subsidiary of Janel World Trade, Ltd. that is based in Champaign, Illinois, provides solutions that allow companies to more effectively discover, manage, and execute global supply chain strategies. The Order Logistics team, technology, strategies, solutions and dedicated transportation resources allow organizations to access world-class visibility, information and controls without disrupting existing plans, processes, partnerships and information systems. By leveraging technology, business solutions, operational expertise and a centralized capacity network of transportation providers to take advantage of logistical opportunities, Order Logistics provides end-to-end solutions to its customers. This allows each customer to better control its unique distribution network and utilize existing information systems to their full capacity. For additional information, visit www.orderlogistics.com.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics services, including domestic and international freight forwarding via multi-modal carriers, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, Chicago, Los Angeles, and Atlanta) and the Far East (Hong Kong, Shanghai, and Shenzhen), the Company provides the comprehensive services necessary to handle its customers’ shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel’s national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a NVOCC (non-vessel operating common carrier) by the Federal Maritime Commission.

Janel World Trade, Ltd.’s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol “JLWT”. Additional information on the Company is available on its website at http://www.janelgroup.net.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2008 (Unaudited)	SEPTEMBER 30, 2007 (Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,597,609	$2,469,727
Accounts receivable, net of allowance for doubtful
accounts of $48,923 at March 31, 2008 and
$42,600 at September 30, 2007	5,421,324	5,343,958
Marketable securities	62,164	70,880
Loans receivable - officers	145,760	142,440
- related party	115,151	111,700
- other	27,033	21,994
Prepaid expenses and sundry current assets	145,088	156,802
TOTAL CURRENT ASSETS	7,514,129	8,317,501

PROPERTY AND EQUIPMENT, NET	343,168	217,528

OTHER ASSETS:
Intangible assets, net	3,399,688	-
Security deposits	49,035	49,035
Deferred income taxes	67,000	-
TOTAL OTHER ASSETS	3,515,723	49,035

TOTAL ASSETS	$11,373,020	$8,584,064

CURRENT LIABILITIES:
Note payable - bank	$1,700,000	$-
- other	125,000	-
Accounts payable	3,095,753	3,822,677
Accrued expenses and taxes payable	136,749	205,555
Current portion of long-term debt	73,239	3,795
TOTAL CURRENT LIABILITIES	5,130,741	4,032,027

OTHER LIABILITIES:
Long-term debt	431,213	2,550
Deferred compensation	78,568	78,568
TOTAL OTHER LIABILITIES	509,781	81,118

STOCKHOLDERS’ EQUITY:	5,732,498	4,470,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,373,020	$8,584,064

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	SIX MONTHS ENDED MARCH 31,		THREE MONTHS ENDED MARCH 31,
	2008	2007	2008	2007

REVENUES	$38,349,307	$35,031,459	$18,281,961	$18,303,590

COSTS AND EXPENSES:
Forwarding expenses	33,483,443	31,144,581	15,934,980	16,340,327
Selling, general and administrative	4,666,805	3,754,920	2,366,265	1,910,744
Amortization of intangible assets	323,625	-	161,813	-
TOTAL COSTS AND EXPENSES	38,473,873	34,899,501	18,463,058	18,251,071

INCOME (LOSS) FROM OPERATIONS	(124,566)	131,958	(181,097)	52,519

OTHER ITEMS:
Interest and dividend income	28,915	24,581	11,661	11,640
Interest expense	(63,120)	(323)	(29,484)	(141)
TOTAL OTHER ITEMS	(34,025)	24,258	(17,823)	11,499

INCOME (LOSS) BEFORE INCOME TAXES	(158,771)	156,216	(198,920)	64,018

Income taxes	(18,000)	67,000	(36,100)	27,000

NET INCOME (LOSS)	(140,771)	89,216	(162,820)	37,018

Preferred stock dividends	7,500	3,333	3,750	3,333

NET INCOME AVAILABLE TO
COMMON STOCKHOLDERS	$(148,271)	$85,883	$(166,570)	$33,685

OTHER COMPREHENSIVE INCOME
NET OF TAX:
Unrealized gain(loss) from available for sale securities	$(15,150)	$1,624	$(8,142)	$927
Basic earnings (loss) per share	$(.0088)	$.005	$(.0099)	$.005
Fully diluted earnings (loss) per share	$(.0086)	$.005	$(.0096)	$.005
Weighted number of shares outstanding	16,906,000	17,021,973	16,906,000	17,007,167
Fully diluted weighted number of shares outstanding	17,306,000	17,421,973	17,306,000	17,407,167

JANEL WORLD TRADE, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED MARCH 31,
	2008	2007
OPERATING ACTIVITIES:
Net income (loss)	$(140,771)	$89,216
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	387,282	37,614
Deferred income taxes	(67,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(77,366)	197,993
Loans receivable	(11,810)	-
Prepaid expenses and sundry current assets	11,714	42,693
Accounts payable and accrued expenses	(803,230)	247,350
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(701,181)	614,866

INVESTING ACTIVITIES:
Acquisition of intangible assets	(2,173,313)	-
Acquisition of property and equipment	(189,297)	(27,876)
Purchase of marketable securities	(6,434)	(2,726)
NET CASH USED IN INVESTING ACTIVITIES	(2,369,044)	(30,602)

FINANCING ACTIVITIES:
Proceeds received from bank loan	1,700,000	-
Issuance of long-term debt	500,000	-
Repayment of long-term debt	(1,893)	(4,193)
Issuance of loans receivable	-	4,568
Repurchase of treasury stock	-	(28,122)
Proceeds from sale of preferred stock, net of related expense of $35,605	-	464,395
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,198,107	436,648

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(872,118)	1,020,912
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	2,469,727	1,341,952
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,597,609	$2,362,864

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$63,120	$323
Income taxes	$151,448	$-
Non-cash financing activities:
Unrealized gain (loss) on marketable securities	$(15,150)	$1,624
Dividends declared to preferred stockholders	$(7,500)	$(3,333)
Issuance of convertible preferred stock and note payable
in connection with business acquisition	$1,550,000	$-

JANEL WORLD TRADE, LTD.
RECONCILIATION OF EBITDA WITH GAAP

	SIX MONTHS ENDED MARCH 31,
	2008	2007

EBITDA (Earnings before interest, taxes,
Taxes, depreciation and amortization)	$291,631	$194,153

Interest Expense	63,120	323

Income Tax Expense	(18,000)	67,000

Depreciation Expense	63,657	37,614

Amortization Expense	323,625	--

Net Income Per Financial Statement	$(140,771)	$89,216

	THREE MONTHS ENDED MARCH 31,
	2008	2007

EBITDA (Earnings before interest, taxes,
Taxes, depreciation and amortization)	$22,713	$83,699

Interest Expense	29,484	141

Income Tax Expense	(36,100)	27,000

Depreciation Expense	30,337	19,540

Amortization Expense	161,812	--

Net Income Per Financial Statement	$(162,820)	$37,018